Exhibit 99.1

INTERNATIONAL GAME TECHNOLOGY
REPORTS RECORD THIRD QUARTER
FISCAL YEAR 2004 RESULTS

     (Reno, NV – July 22, 2004) – International Game Technology (NYSE: IGT) today reported its operating results for the third quarter and nine months ended June 30, 2004.

Third quarter financial highlights:

•	Adjusted income from continuing operations per diluted share of $0.35 increased 21% over prior year quarter

•	Net income totaled $141.1 million or $0.38 per diluted share

•	Revenues increased 10% to $618.9 million over prior year quarter

•	Operating income of $211.1 million improved 22% over prior year quarter

•	Year-to-date operating cash flows of $400.5 million increased 70% over prior year

Third quarter segment highlights:

•	Gaming operations revenue of $303.3 million increased 16% over prior year quarter

•	Gaming operations gross margins of 55% versus 52% in the prior year quarter

•	Installed base of 36,400 recurring revenue games, up 2,800 over prior year quarter

•	Product sales revenues of $315.6 million increased 5% over prior year quarter

•	Consolidated average sales prices (ASPs) of $9,000 increased 13% over prior year quarter

•	Consolidated product sales gross margins of 54% versus 48% in the prior year quarter

     “We are very pleased with our quarterly and nine-month results,” commented IGT Chief Executive Officer TJ Matthews. “Our industry-leading game content and gaming machine platforms resulted in record operating income during the quarter on the strength of record top line revenue in our gaming operations segment. Additionally, we continue to achieve success in our operational execution resulting in expanding gross margins within our product sales and gaming operations segments.”

     Third quarter net income totaled $141.1 million or $0.38 per diluted share versus $103.7 million or $0.30 per diluted share in the prior year quarter. For the nine months just ended, net income totaled $434.4 million or $1.19 per diluted share compared to $282.4 million or $0.80 per diluted share in the prior year period.

International Game Technology Reports
Record Third Quarter Fiscal Year 2004 Results

     Our current quarter results included a $10.3 million reduction to the provision for income taxes due to the utilization of prior year foreign income tax credits resulting from changes to the geographic mix of estimated annual taxable income. We now consider the utilization of foreign tax credits probable and have included foreign income tax credits in our effective tax rate calculation. Excluding the $10.3 million reduction, we have adjusted our annual tax rate on continuing operations to 36.5% from 37.0%. The tax rate on discontinued operations remained unchanged at 37.5%.

     Our adjusted income from continuing operations, excluding the $10.3 million tax credit, totaled $130.8 million or $0.35 per diluted share for the third quarter and $365.1 million or $1.00 per diluted share for the nine months ended June 30, 2004. We have provided a reconciliation between our GAAP income from continuing operations and adjusted income from continuing operations in a supplemental table at the end of this release.

     During the first quarter of fiscal 2004, we completed the sale of IGT OnLine Entertainment Systems, Inc., resulting in a gain of $56.8 million, net of tax. Our prior period financial statements have been reclassified to present the lottery systems operations, as well as the casinos, slot route and pari-mutuel operations previously sold, in discontinued operations.

Business Segment Discussion – Gaming Operations

     Revenues from gaming operations totaled a record $303.3 million in the current quarter, an increase from $261.9 million in the third quarter of fiscal 2003. Our third quarter MegaJackpots™ wide-area progressive play levels increased across the majority of the domestic gaming markets. Quarterly gross profit from gaming operations was $166.5 million, up 23% compared to $135.5 million in the prior year quarter. Gross profit margins on gaming operations totaled 55% for the current quarter compared to 52% in the prior year period, primarily due to favorable interest rate movements and continued improvements in both our jurisdictional and wide-area progressive product mix. These favorable trends are being augmented by growth in new markets such as New York and Alabama. Under the guidance of

International Game Technology Reports
Record Third Quarter Fiscal Year 2004 Results

new accounting rules related to variable interest entities, our current quarter also included the consolidation of revenues and expenses from the activities of our trusts in New Jersey and Iowa. Although these VIE consolidations had no material impact to gross profit or net income, gaming operations revenues and expenses increased by approximately $11.2 million, reducing gross margins by approximately 2%.

     Gaming operations revenues for the first nine months of 2004 increased 9% to $854.6 million from $784.8 million in the same prior year period. Gross profit from gaming operations for the nine months just ended increased 13% to $468.6 million compared to $415.0 million in the prior year period. Gross profit margins on gaming operations totaled 55% for the nine-month period, compared to 53% in the same prior year period. These year-over-year improvements resulted primarily from growth in our installed base, enhanced yields per game due to strong game introductions, and continued improvements in both our jurisdictional and wide-area progressive product mix.

     IGT’s installed base of recurring revenue machines, including machines placed in both casino and racino markets, ended the current quarter at a record 36,400 machines, an increase of 2,800 from the same quarter last year and 900 from the immediately preceding quarter. The year-over-year increase was primarily due to placements across the various Class III Native American markets, additional placements in Rhode Island and Delaware resulting from strong game performance, and placements in New York related to the commencement of video lottery operations at four racetracks within the state.

     Placements of perennial favorite Wheel of Fortune® reel slots were also strong during the quarter, and Wheel of Fortune® Special Edition on our new PC-based Advanced Video Platform (AVP) machine continues to gain strong customer acceptance. Recent MegaJackpots™ game introductions that continue to receive favorable customer acceptance include such popular themes as Rodney Reel Respect™, The Twilight Zone™, and Dilbert™. Game themes expected to be rolled out next quarter include Animal House™ and brand extensions of I Dream of

International Game Technology Reports
Record Third Quarter Fiscal Year 2004 Results

Jeannie™ and Marilyn Monroe™ which will be the first dollar game version of our popular Marilyn series.

Business Segment Discussion – Product Sales

     IGT sold 35,100 machines worldwide during the current quarter compared to 37,500 machines in the prior year quarter. Product sales revenue of $315.6 million increased 5% over the prior year quarter on slightly lower unit volume, due primarily to an increase in domestic gaming systems revenues, stronger domestic pricing realization, an improved geographical mix of international machine sales and favorable foreign currency exchange rates. Gross profit on product sales increased 20% for the quarter to $171.8 million versus $143.5 million in the prior year quarter. Gross profit margins on product sales improved to a record 54% for the current quarter versus 48% in the prior year quarter. Current quarter margins improved primarily due to lower material costs, increased operating efficiencies at our Reno manufacturing facility, a greater share of systems-related revenues and strong pricing realization.

     Domestically, IGT sold 22,500 machines in the current quarter compared to 24,200 machines in the prior year quarter. Domestic replacement sales totaled 17,800 machines during the quarter, in line with 17,500 machines in the prior year quarter. New/expansion machine sales totaled 4,700 machines in the current quarter compared to 6,700 machines in the same quarter last year. Domestic product sales revenue of $243.1 million was up slightly from $242.6 million in the prior year, primarily due to stronger pricing realization and greater systems-related revenues, offset slightly by lower unit volumes. Domestic ASPs totaled $10,800 during the quarter versus $10,000 in the prior year quarter. Gross profit margins on domestic product sales improved to a record 56% for the current quarter versus 49% in the prior year quarter. The quarter-over-quarter decrease in total domestic unit sales resulted from fewer sales into the Canadian provinces of Quebec and Saskatchewan, offset by increased sales across the majority of the domestic casino markets and the Canadian province of Manitoba. Our top-selling video slot game themes during the quarter included Hexbreaker™, Alien™ and Used Cars™. The

International Game Technology Reports
Record Third Quarter Fiscal Year 2004 Results

top selling spinning reel slot game themes for the quarter included Triple Double Wild Cherry™, Triple Stars™ and Triple Double Stars™.

     International machine shipments for the quarter totaled 12,600 compared to 13,400 in the prior year period, due primarily to fewer shipments in the United Kingdom and Japan, offset by increased shipments in Latin America and the European casino markets. International product sales revenue of $72.5 million increased 26% from $57.5 million in the same quarter last year, primarily due to favorable foreign currency exchange rates and an improved geographical mix, resulting in international ASPs of $5,700 during the current quarter versus $4,300 in the prior year quarter. Gross profit margins on international product sales improved to 49% for the current quarter versus 41% in the prior year quarter.

     IGT sold 126,600 machines worldwide during the first three quarters of fiscal 2004 compared to 102,000 machines in the same prior year period. Year-to-date product sales revenue reached $1.0 billion, an increase of 27% from $795.8 million in the prior year period. Gross profit on product sales increased 39% for the current nine-month period to $529.8 million versus $381.3 million in the prior year period. Gross profit margins on product sales increased to 53% versus 48% for the same prior year period. Year-over-year margins improved due to lower material costs, ongoing operational efficiencies due to record volumes, a greater share of systems-related revenues and improved pricing realization.

     Domestic machine shipments for the nine months just ended totaled 72,300 machines, an increase from 63,200 machines in the comparable prior year period. Domestic replacement sales totaled 57,500 machines, an increase of 35% from 42,500 machines in the prior year period. New/expansion machine sales totaled 14,800 machines for the year compared to 20,700 machines in the prior year. The increase in total domestic machine shipments was due to strong replacement demand across most domestic gaming markets resulting primarily from continued implementation of IGT’s EZ Pay™ ticket-in, ticket-out technology, offset by fewer replacement sales into the Canadian provinces of Quebec and Saskatchewan and fewer new/expansion units.

International Game Technology Reports
Record Third Quarter Fiscal Year 2004 Results

     International machine shipments for the first nine months of the year totaled 54,300 compared to 38,800 in the prior year period, due primarily to the strength in Japan, Latin America and European casino markets, offset by fewer sales into the United Kingdom and Australia.

Operating Expenses and Other Income/Expense

     Operating expenses for the quarter and year-to-date periods totaled $127.2 million and $379.1 million, respectively, compared to $105.5 million and $312.6 million in the prior year periods. Increased operating expenses related primarily to the acquisition of Acres Gaming in late October 2003, along with additional investment in research and development and foreign currency exchange rate fluctuations. Current quarter operating expenses were 21% of revenues versus 19% in the same quarter last year. Year-to-date operating expenses totaled 20% in the current and prior year periods.

     Other expense, net, for the current quarter and year-to-date periods decreased to $8.0 million and $44.3 million, respectively, from $16.1 million and $47.3 million in the prior year periods, primarily due to a reduction in interest expense resulting from the early redemption of our $400.0 million senior notes in February 2004.

Cash Flows & Balance Sheet

     During the nine months ended June 30, 2004, IGT generated $400.5 million in cash flows from operating activities on income from continuing operations of $375.4 million. Working capital remained unchanged at $1.1 billion at the end of the current quarter from the end of fiscal 2003. Capital expenditures, including investment in gaming operations equipment and intellectual property, increased to $141.3 million for the first nine months of the current fiscal year from $101.1 million for the comparable prior year period, primarily related to the incremental placements of recurring revenue units in both casino and racino markets mentioned above.

     Cash and equivalents totaled $1.2 billion at June 30, 2004 and $1.3 billion at September 30, 2003. Total debt of $1.1 billion at June 30, 2004 decreased $406.0

International Game Technology Reports
Record Third Quarter Fiscal Year 2004 Results

million from September 30, 2003 primarily due to the early debt redemption mentioned above.

Capital Deployment

     As previously announced on June 16, 2004, International Game Technology’s Board of Directors declared a quarterly cash dividend of $0.10 per share that was paid on July 13, 2004 to shareholders of record on June 29, 2004. The Board intends to review the current dividend level at the September 2004 meeting.

     IGT repurchased 670,000 shares during the quarter for $24.1 million at an average price of $35.86 per share. As of June 30, 2004, the remaining share repurchase authorization under IGT’s stock repurchase program totaled 39.2 million shares.

     IGT also previously announced that it entered into a $1.5 billion credit facility with a syndicate of banks. The credit facility consists of a five-year $1.3 billion revolver and a five-year $200.0 million term loan. The new credit facility replaces IGT’s existing $260.0 million credit facility. Using the proceeds of the new $200.0 million term loan and available cash, on July 16, 2004 IGT redeemed all $569.6 million in principal amount outstanding of its 8.375% senior notes due May 2009 and cancelled the corresponding interest rate swaps for a total payment of $682.5 million. As a result of these transactions, IGT will recognize a loss on early debt retirement in the fourth quarter of fiscal 2004 totaling $76.3 million, net of tax.

     As previously announced on July 2, 2004, International Game Technology (NYSE “IGT”) will host a conference call regarding its Third Quarter Fiscal Year 2004 earnings release on Thursday, July 22, 2004 at 6:00 a.m. (Pacific Daylight Time) with TJ Matthews, Chief Executive Officer, and Maureen T. Mullarkey, Chief Financial Officer, of International Game Technology. The access numbers are as follows:

               Domestic callers dial 800-553-0349, passcode IGT

               International callers dial 612-332-0720, passcode IGT

International Game Technology Reports
Record Third Quarter Fiscal Year 2004 Results

     The conference call will also be broadcast live over the Internet. A link to the webcast can be obtained by visiting our website at www.IGT.com/InvestorRelations. If you are unable to participate during the live webcast, the call will be archived at www.IGT.com/InvestorRelations until Friday, July 30, 2004.

     Interested parties not having access to the Internet may listen to a taped replay of the entire conference call commencing at approximately 11:15 a.m. (Pacific Daylight Time) on Thursday, July 22, 2004. This replay will run through Friday, July 30, 2004. The access numbers are as follows:

     Domestic callers dial 800-475-6701, access code 737892

     International callers dial 320-365-3844, access code 737892

     In this release, we make some “forward looking” statements, which are not historical facts, but are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects and proposed new products, services, developments or business strategies. These statements are identified by their use of terms and phrases such as: anticipate; believe; could; estimate; expect; intend; may; plan; predict; project; forecast; on track; continue; and other similar terms and phrases including references to assumptions. These phrases and statements include the following:

•	We continue to achieve success in our operational execution resulting in expanding gross margins within our product sales and gaming operations segments

•	Continued implementation of IGT’s EZ Pay™ ticket-in, ticket-out technology

•	Continued improvements in both our jurisdictional and wide-area progressive product mix

•	Recent MegaJackpots™ game introductions that continue to receive favorable customer acceptance include such popular themes as Rodney Reel Respect™, The Twilight Zone™ and Dilbert™

•	Placements of perennial favorite Wheel of Fortune® reel slots were strong, and Wheel of Fortune® Special Edition on our new PC-based Advanced Video Platform (AVP) machine continues to gain strong customer acceptance

•	Game themes expected to be rolled out next quarter include Animal House™ and brand extensions of I Dream of Jeannie™ and Marilyn Monroe™ which will be the first dollar game version of our popular Marilyn series

•	Board intends to review the current dividend level at the September 2004 meeting

•	IGT will recognize a loss on early debt retirement in the fourth quarter of fiscal 2004 totaling $76.3 million, net of tax

     Although we believe that the expectations reflected in any of our forward looking statements are reasonable, actual results could differ materially from those projected or assumed. Our future financial condition and results of operations, as well as any forward looking statements, are subject to change and to inherent known and unknown risks and uncertainties. We do not intend, and undertake no obligation, to update our forward looking statements to reflect future events or circumstances. We urge you to carefully review the following discussion of the specific risks and uncertainties that affect our business. These include, but are not limited to, changes in demand for IGT’s products because of a reduction in the growth of markets or changes in the popularity of our products, the continuing or lingering impact of terrorist-related events on play per game and capital

International Game Technology Reports
Record Third Quarter Fiscal Year 2004 Results

equipment purchases by casinos across our jurisdictions, a change in the appeal of ticket-in, ticket-out technology, a reduction in the pace of the replacement of machines, a decrease in the popularity of our recurring revenue games, the risks of conducting international operations, the adoption of new unfavorable gaming laws or laws applicable to gaming machine manufacturers, and the uncertainties generally associated with the development, manufacture and sales of gaming machines and systems. Historical results achieved are not necessarily indicative of future prospects of IGT. More information on factors that could affect IGT’s business and financial results are included in our most recent Annual Report on Form 10-K and other public filings made with the Securities and Exchange Commission.

     IGT (www.IGT.com) is a world leader in the design, development and manufacture of microprocessor-based gaming and video lottery products and software systems in all jurisdictions where gaming or video lottery is legal.

Contact: Richard Baldwin, Director of Finance & Investor Relations 866-296-4232

IGT Third Quarter Fiscal Year 2004 — Page 10 of 14
Unaudited Condensed Consolidated Statements of Income

	Quarters Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2004	2003	2004	2003
(In thousands, except per share amounts)
Revenues
Product sales	$315,582	$300,068	$1,008,419	$795,847
Gaming operations	303,305	261,853	854,613	784,795

Total revenues	618,887	561,921	1,863,032	1,580,642

Costs and operating expenses
Cost of product sales	143,787	156,556	478,603	414,506
Cost of gaming operations	136,843	126,322	385,997	369,818
Selling, general and administrative	72,938	67,968	220,157	200,007
Depreciation and amortization	16,633	11,297	47,158	35,483
Research and development	32,843	23,678	95,736	67,609
Provision for bad debts	4,761	2,537	16,044	9,550

Total costs and operating expenses	407,805	388,358	1,243,695	1,096,973

Operating income	211,082	173,563	619,337	483,669

Other income (expense), net	(8,023)	(16,145)	(44,307)	(47,332)

Income from continuing operations before tax	203,059	157,418	575,030	436,337
Provision for income taxes	61,957	57,537	199,586	162,689

Income from continuing operations	141,102	99,881	375,444	273,648
Discontinued operations, net of tax	—	3,804	58,924	8,738

Net income	$141,102	$103,685	$434,368	$282,386

Basic earnings per share
Continuing operations	$0.40	$0.29	$1.08	$0.80
Discontinued operations	—	0.01	0.17	0.02

Net income	$0.40	$0.30	$1.25	$0.82

Diluted earnings per share
Continuing operations	$0.38	$0.29	$1.03	$0.78
Discontinued operations	—	0.01	0.16	0.02

Net income	$0.38	$0.30	$1.19	$0.80

Weighted average shares outstanding
Basic	348,426	342,367	346,921	344,009
Diluted	378,482	349,755	369,919	350,978

IGT Third Quarter Fiscal Year 2004 — Page 11 of 14
Unaudited Condensed Consolidated Balance Sheets

	June 30,	September 30,
	2004	2003
(In thousands)
Assets
Current assets
Cash and equivalents	$1,187,568	$1,311,558
Receivables, net	427,048	435,475
Inventories	165,440	147,066
Other	188,288	184,129

Total current assets	1,968,344	2,078,228
Long-term notes and contracts receivable, net	93,147	145,120
Property, plant and equipment, net	291,559	261,620
Investments to fund liabilities to jackpot winners	473,478	333,454
Goodwill and intangibles, net	1,320,772	1,198,611
Other assets	156,903	168,198

Total assets	$4,304,203	$4,185,231

Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of long-term notes payable	$366,259	$406,147
Accounts payable	71,970	65,259
Jackpot liabilities	191,841	164,089
Accrued income taxes	8,272	31,928
Accrued interest	8,176	29,988
Accrued dividends	34,899	34,554
Other	197,478	213,116

Total current liabilities	878,895	945,081
Long-term notes payable, net of current maturities	780,690	1,146,759
Long-term jackpot liabilities	515,633	377,043
Other liabilities	44,698	28,870

Total liabilities	2,219,916	2,497,753
Total stockholders’ equity	2,084,287	1,687,478

Total liabilities and stockholders’ equity	$4,304,203	$4,185,231

IGT Third Quarter Fiscal Year 2004 — Page 12 of 14
Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	June 30,	June 30,
	2004	2003
(In thousands)
Operations
Net income	$434,368	$282,386
(Gain) loss on sale of discontinued operations	(90,819)	12,622
Depreciation, amortization and other non-cash items	164,889	134,543
Changes in operating assets and liabilities:
Receivables	1,160	(112,709)
Inventories	(20,442)	(15,771)
Prepaid and other assets	(67,841)	(14,697)
Income taxes payable and deferred	33,320	(53,742)
Accounts payable and accrued liabilities	(54,168)	2,813

Net cash from operations	400,467	235,445

Investing
Capital expenditures	(141,308)	(101,103)
Proceeds from sale of discontinued operations	151,548	142,507
Acquisition of business	(109,711)	—
Cash from consolidation of VIE’s	47,511	—
Other investing activities	57,510	27,761

Net cash from investing	5,550	69,165

Financing
Net proceeds from (repayments on) borrowings	(415,337)	564,176
Dividends paid	(104,027)	—
Share repurchases	(24,054)	(161,321)
Other financing activities	10,398	12,648

Net cash from (used for) financing	(533,020)	415,503

Effect of exchange rate changes on cash and equivalents	3,013	(3,031)

Net increase (decrease) in cash and equivalents	(123,990)	717,082
Cash and equivalents at:
Beginning of period	1,311,558	416,707

End of period	$1,187,568	$1,133,789

IGT Third Quarter Fiscal Year 2004 — Page 13 of 14
Unaudited Supplemental Data

	Quarters Ended		Nine Months Ended
Reconciliation of Income from Continuing Operations to	June 30,	June 30,	June 30,	June 30,
Adjusted Income from Continuing Operations	2004	2003	2004	2003
(In thousands)
Income from continuing operations	$141,102	$99,881	$375,444	$273,648
Tax credit	10,300	—	10,300	—

Adjusted income from continuing operations	$130,802	$99,881	$365,144	$273,648
After-tax interest expense on convertible debentures	2,338	—	4,642	—

Adjusted diluted EPS numerator	$133,140	$99,881	$369,786	$273,648

Adjusted earnings per diluted share	$0.35	$0.29	$1.00	$0.78

Adjusted income from continuing operations is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate our financial performance. Adjusted income from continuing operations should not be construed as an alternative to income from continuing operations as an indicator of our operating performance as determined in accordance with generally accepted accounting principles. All companies do not calculate adjusted income from continuing operations in the same manner and IGT’s presentation may not be comparable to those presented by other companies.

	Quarters Ended		Nine Months Ended
Reconciliation of Earnings Per Share	June 30,	June 30,	June 30,	June 30,
From Continuing Operations	2004	2003	2004	2003
(In thousands)
Income from continuing operations	$141,102	$99,881	$375,444	$273,648
After-tax interest expense on convertible debentures	2,338	—	4,642	—

Diluted EPS Numerator	$143,440	$99,881	$380,086	$273,648

Basic weighted average common shares outstanding	348,426	342,367	346,921	344,009
Dilutive effect of stock options	9,525	7,388	9,653	6,969
Dilutive effect of convertible debentures	20,531	—	13,345	—

Diluted EPS Denominator	378,482	349,755	369,919	350,978

Basic earnings per share	$0.40	$0.29	$1.08	$0.80
Diluted earnings per share	$0.38	$0.29	$1.03	$0.78

IGT Third Quarter Fiscal Year 2004 — Page 14 of 14
Unaudited Supplemental Data

	Quarters Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
Reconciliation of Net Income to EBITDA	2004	2003	2004	2003
(In thousands)
Net income	$141,102	$103,685	$434,368	$282,386
Discontinued operations, net of tax	—	(3,804)	(58,924)	(8,738)
Provision for income taxes	61,957	57,537	199,586	162,689
Other expense, net	8,023	16,145	44,307	47,332
Depreciation and amortization	40,759	33,091	115,686	102,163
Stock-based compensation	1,422	974	4,063	2,817

EBITDA	$253,263	$207,628	$739,086	$588,649

EBITDA (earnings before interest, taxes, depreciation and amortization, stock-based compensation, other expense, net, and discontinued operations) is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate our financial performance. EBITDA provides useful information to investors regarding our ability to service debt. EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. All companies do not calculate EBITDA in the same manner and IGT’s presentation may not be comparable to those presented by other companies.

	Nine Months Ended
	June 30,	June 30,
Reconciliation of Free Cash Flow	2004	2003
(In thousands)
Net cash from operations	$400,467	$235,445
Investment in property, plant and equipment	(24,359)	(23,253)
Investment in gaming operations equipment	(94,207)	(70,668)
Investment in intellectual property	(22,742)	(7,182)

Subtotal	259,159	134,342
Dividends paid	(104,027)	—

Free Cash Flow	$155,132	$134,342

Free cash flow is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate the discretionary amount of our net cash from operations. Net cash from operations is reduced by amounts expended for capital expenditures and dividends paid. Free cash flow should not be construed as an alternative to net cash from operations or other cash flow measurements determined in accordance with generally accepted accounting principles. All companies do not calculate free cash flow in the same manner and IGT’s presentation may not be comparable to those presented by other companies.

###